SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  Amendment #1

                                PROGENITOR, INC.
- --------------------------------------------------------------------------------
                              (Name of the Issuer)


                     Common Stock, $.001 par value per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    743188104
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

                              W. Stephen Holmes III
                         3000 Sand Hill Road, Suite 255
                          Menlo Park, California 94025
                                 (650) 854-8585
- --------------------------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 6, 1997
- --------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                  Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)



                              (Page 1 of 18 pages)


- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 2 of 18 pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            InterWest Partners V, L.P.
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS
            WC
- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e)   N/A.                                                                      [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                           1,068,686
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                          -0-
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                    1,068,686
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                          -0-
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,068,686
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                                 [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.05%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   PN
- ----------- --------------------------------------------------------------------------------------------------------


                                                        (Page 2 of 18 pages)



- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 3 of 18 pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            InterWest Management Partners V, L.P.
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS
            WC
- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e)   N/A                                                                       [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                           1,068,686
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                           -0-
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                    1,068,686
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                           -0-
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,068,686
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                           [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.05%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   PN
- ----------- --------------------------------------------------------------------------------------------------------


                                                        (Page 3 of 18 pages)


- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 4 of 18 Pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            Alan W. Crites
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e) N/A                                                                         [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                                -0-
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                  1,075,748
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                        -0-
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                  1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                                 [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.1%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   IN
- ----------- --------------------------------------------------------------------------------------------------------


                                                        (Page 4 of 18 pages)


- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 5 of 18 Pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            Philip T. Gianos
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e)   N/A                                                                       [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                                -0-
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                  1,068,686
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                      -0-
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                  1,068,686
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,068,686
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                                 [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.05%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   IN
- ----------- --------------------------------------------------------------------------------------------------------


                                                        (Page 5 of 18 pages)


- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 6 of 18 Pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            Wallace R. Hawley
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e)   N/A                                                                       [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                                -0-
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                  1,075,748
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                 -0-
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                  1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                                 [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.1%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   IN
- ----------- --------------------------------------------------------------------------------------------------------


                                                        (Page 6 of 18 pages)


- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 7 of 18 Pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            W. Scott Hedrick
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e)   N/A                                                                       [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                                -0-
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                  1,075,748
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                 -0-
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                  1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                                 [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.1%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   IN
- ----------- --------------------------------------------------------------------------------------------------------


                                                        (Page 7 of 18 pages)


- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 8 of 18 Pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            W. Stephen Holmes III
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e)   N/A                                                                       [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                                -0-
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                  1,075,748
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                 -0-
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                  1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                                 [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.1%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   IN
- ----------- --------------------------------------------------------------------------------------------------------


                                                        (Page 8 of 18 pages)


- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 9 of 18 pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            Robert R. Momsen
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e)   N/A                                                                       [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                                -0-
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                  1,075,748
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                 -0-
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                  1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,075,748
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                                 [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.1%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   IN
- ----------- --------------------------------------------------------------------------------------------------------


                                                       (Page 9 of 18 pages)


- ------------------------------------------------------           ---------------------------------------------------
CUSIP NO. 743188104                                      13D     Page 10 of 18 pages
          -----------------
- ------------------------------------------------------           ---------------------------------------------------

- ----------- --------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            Arnold L. Oronsky
- ----------- --------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                            (a) [ ]
                                                                                            (b) [X]
- ----------- --------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- --------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

- ----------- --------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d)
            OR 2(e)   N/A                                                                       [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
- ----------------------------- --------- ----------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
           NUMBER                                -0-
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------------------------------------------
                                 8      SHARED VOTING POWER
                                                  1,068,686
                              --------- ----------------------------------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
                                                 -0-
                              --------- ----------------------------------------------------------------------------
                                 10     SHARED DISPOSITIVE POWER
                                                  1,068,686
- ----------- --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,068,686
- ----------- --------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
            N/A                                                                                 [ ]
- ----------- --------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.05%
- ----------- --------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON   IN
- ----------- --------------------------------------------------------------------------------------------------------

                                                        (Page 10 of 18 pages)

Item 1.  Security and the Issuer

         (a)      Title of Security:

                  Common Stock, $.001 par value per share.

         (b)      Name of the Issuer:

                  Progenitor, Inc., a Delaware corporation.

         (c)      The Issuer's principal executive office:

                  1507 Chambers Road
                  Columbus, OH  43212

                  Description of Business:

                  The Issuer is engaged in the discovery and characterization of
                  genes   to   identify   targets   for   development   of   new
                  pharmaceuticals.

Item 2.  Identity and Background

         (a)      Name of the Reporting Persons:

                  i.       InterWest Partners V, L.P. ("IW V"):
                  ii.      InterWest Management Partners V, L.P. ("IMP V");
                  iii.     Alan W. Crites ("Crites");
                  iv.      Philip T. Gianos ("Gianos");
                  v.       Wallace R. Hawley ("Hawley");
                  vi.      W. Scott Hedrick ("Hedrick");
                  vii.     W. Stephen Holmes III ("Holmes");
                  viii.    Robert R. Momsen ("Momsen"); and
                  ix.      Arnold L. Oronsky ("Oronsky").

         (b)      Business address:

                  3000 Sand Hill Road, Suite 255
                  Menlo Park, CA  94025

         (c) Present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted:

                  IW V:             Venture Capital Fund


                             (Page 11 of 18 pages)

                  IMP V:   General Partner of IW  V
                  Crites:  General Partner of IMP V
                  Gianos:  General Partner of IMP V
                  Hawley:  General Partner of IMP V
                  Hedrick: General Partner of IMP V
                  Holmes:  General Partner of IMP V
                  Momsen:  General Partner of IMP V
                  Oronsky: General Partner of IMP V

         (d)      Convictions in criminal proceedings since June 3, 1992:

                  None.

         (e)      Judgments for violations of Securities Laws since June 3,1992:

                  None.

         (f)      Citizenship or Place of Organization

                  IW V:    California
                  IMP V:   California
                  Crites:  United States
                  Gianos:  United States
                  Hawley:  United States
                  Hedrick: United States
                  Holmes:  United States
                  Momsen:  United States
                  Oronsky: United States

Item 3:  Source and Amount of Funds or Other Consideration.

         On June 10, 1994, IW V acquired 2,307,692 shares of Mercator Genetics, Inc. ("Mercator") Series B Preferred Stock for $2,999,999.60 using investment capital. Immediately following such acquisition, a change in the conversion ratio of Mercator's Series B Preferred Stock resulted in the issuance of an additional 9,692,306 shares of Mercator's Series B Preferred Stock to IW V. On April 3, 1996, IW V acquired 14,900,666 shares of Mercator's Series C Preferred Stock for $1,490,066.60 using investment capital. In July, 1996, IW V's Series B Preferred Stock and Series C Preferred Stock became subject to a 1:10 reverse stock split. Immediately after such stock split, IW V held 1,199,999 shares of Series B Preferred Stock and 1,490,066 shares of Series C Preferred Stock.


                              (Page 12 of 18 pages)

99,334 shares of Mercator's Series C Preferred Stock for $9,933.40 using investment capital. In July, 1996, II V's Series B Preferred Stock and Series C Preferred Stock became subject to a 1:10 reverse stock split. Immediately after such stock split, II V held 7,999 shares of Series B Preferred Stock and 9,933 shares of Series C Preferred Stock.

         On October 31, 1996 and December 19, 1996, IW V acquired Convertible Promissory Notes of Mercator for $331,250.00 and $165,625.00, respectively, using investment capital, which converted to 370,802 shares of Mercator Series D Preferred Stock on August 6, 1997, in connection with the merger of a wholly-owned subsidiary of the Issuer with and into Mercator.

         Also on August 6, 1997, in connection with the initial public offering of Issuer's Common Stock (the "IPO"), IW V received (i) 92,442 shares of Issuer's Common Stock in exchange for its Series D Preferred Stock, (ii) 589,582 shares of Issuer's Common Stock in exchange for its Series B Preferred Stock; and (iii) 316,106 shares of Issuer's Common Stock in exchange for its Series C
Preferred Stock. On August 6, 1997, IW V purchased 70,556 units of Issuer's Stock for $493,892.00 in connection with the IPO using investment capital. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at $10.50 per share by 8/6/2002.

Item 4.  Purpose of the Transaction

         Reporting Persons acquired the securities of Issuer for purposes of investment. Reporting Persons currently have no plans or proposals with respect to Issuer.

Item 5.  Interest in Securities of the Issuer

=============================================    =========      =========      =========      =========      =========
                                                   IW V           IMP V          Gianos        Oronsky         Other*
- ---------------------------------------------    ---------      ---------      ---------      ---------      ---------

Beneficial Ownership                             1,068,686      1,068,686      1,068,686      1,068,686      1,075,748**
- ---------------------------------------------    ---------      ---------      ---------      ---------      ---------
Percentage of Class                                   8.05%          8.05%          8.05%          8.05%           8.1%
- ---------------------------------------------    ---------      ---------      ---------      ---------      ---------
Sole Voting Power                                1,068,686      1,068,686              0              0              0
- ---------------------------------------------    ---------      ---------      ---------      ---------      ---------
Shared Voting Power                                      0              0      1,068,686      1,068,686      1,075,748**
- ---------------------------------------------    ---------      ---------      ---------      ---------      ---------
Sole Dispositive Power                           1,068,686      1,068,686              0              0              0
- ---------------------------------------------    ---------      ---------      ---------      ---------      ---------
Shared Dispositive Power                                 0              0      1,068,686      1,068,686      1,075,748**
=============================================    =========      =========      =========      =========      =========


         * Individuals included in this table include: Crites, Hawley, Hedrick, Holmes, and Momsen.

         ** Includes 7,062 shares of Issuer's Common Stock held by Interwest Investors V, a general partnership, of which Crites, Hawley, Hedrick, Holmes and Momsen are general partners.


                             (Page 13 of 18 pages)

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

                  None.

Item 7.  Material to be Filed as Exhibits

                  Exhibit A:        Joint Filing Statement


                             (Page 14 of 18 pages)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INTERWEST PARTNERS V, L.P.

By InterWest Management Partners V, L.P., its General Partner

By: /s/ W. Stephen Holmes III                        September 5, 1997
   ------------------------------------      -----------------------------------
   General Partner                           Date


INTERWEST MANAGEMENT PARTNERS V, L.P.


By: /s/ W. Stephen Holmes III                        September 5, 1997
   ------------------------------------      -----------------------------------
      General Partner                        Date


/s/ Alan W. Crites                                   September 5, 1997
- ---------------------------------------      -----------------------------------
Alan W. Crites                               Date


/s/ Philip T. Gianos                                 September 5, 1997
- ---------------------------------------      -----------------------------------
Philip T. Gianos                             Date


/s/ Wallace R. Hawley                                September 5, 1997
- ---------------------------------------      -----------------------------------
Wallace R. Hawley                            Date


/s/ W. Scott Hedrick                                 September 5, 1997
- ---------------------------------------      -----------------------------------
W. Scott Hedrick                             Date


/s/ W. Stephen Holmes III                            September 5, 1997
- ---------------------------------------      -----------------------------------
W. Stephen Holmes III                        Date


                             (Page 15 of 18 pages)

/s/ Robert R. Momsen                                 September 5, 1997
- ---------------------------------------      -----------------------------------
Robert R. Momsen                             Date


/s/ Arnold L. Oronsky                                September 5, 1997
- ---------------------------------------      -----------------------------------
Arnold L. Oronsky                            Date


                             (Page 16 of 18 pages)

                                    EXHIBIT A

                             Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each us.

INTERWEST PARTNERS V, L.P.

By InterWest Management Partners V, L.P., its General Partner

By: /s/ W. Stephen Holmes III                        September 5, 1997
   ------------------------------------      -----------------------------------
   General Partner                           Date


INTERWEST MANAGEMENT PARTNERS V, L.P.


By: /s/ W. Stephen Holmes III                        September 5, 1997
   ------------------------------------      -----------------------------------
      General Partner                        Date


/s/ Alan W. Crites                                   September 5, 1997
- ---------------------------------------      -----------------------------------
Alan W. Crites                               Date


/s/ Philip T. Gianos                                 September 5, 1997
- ---------------------------------------      -----------------------------------
Philip T. Gianos                             Date


/s/ Wallace R. Hawley                                September 5, 1997
- ---------------------------------------      -----------------------------------
Wallace R. Hawley                            Date


/s/ W. Scott Hedrick                                 September 5, 1997
- ---------------------------------------      -----------------------------------
W. Scott Hedrick                             Date


                             (Page 17 of 18 pages)

/s/ W. Stephen Holmes III                            September 5, 1997
- ---------------------------------------      -----------------------------------
W. Stephen Holmes III                        Date


/s/ Robert R. Momsen                                 September 5, 1997
- ---------------------------------------      -----------------------------------
Robert R. Momsen                             Date


/s/ Arnold L. Oronsky                                September 5, 1997
- ---------------------------------------      -----------------------------------
Arnold L. Oronsky                            Date


                             (Page 18 of 18 pages)